Exhibit No. 10.1

AMENDMENT NO. 1

to

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) is dated effective February 8, 2008 by and between Jack E. Brucker (“Executive”) and Rural/Metro Corporation (“Rural/Metro”), and amends the Employment Agreement between the parties dated effective January 1, 2005 (the “Original Agreement”).

1.	Reason for this Amendment. The parties acknowledge and agree that it is in their mutual interest to modify the Original Agreement in recognition of the provisions of Section 409A of the Internal Revenue Code and to address certain other matters as set forth herein.

2.	Specific changes to the Original Agreement.

a.	The following provision shall be added as a new fourth paragraph to Section 8 of the Original Agreement:

“Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder, and is subject to the provisions of Section 409A(a)(2)(B) of the Code (or any comparable successor provision) at the time Executive’s employment is terminated, the total amount of Severance Benefits (including continuation of Base Salary and any provision of insurance benefits) that may be paid to Executive during the first six months following Executive’s termination of employment may not exceed the amount set forth in Treasury Regulation section 1.409A-1(b)(9)(iii)(A). Any amount of Severance Benefits that would otherwise have been paid to Executive during such six-month period under the terms of this Agreement shall be paid to Executive on the first day of the seventh month following termination of Executive’s employment. Further, no Severance Benefits will be paid to Executive unless (and until) Executive’s termination of employment qualifies as a “separation from service” as such term is defined for purposes of Section 409A of the Code.”

b.	The last two sentences of the third paragraph of Section 8 of the Original Agreement are hereby deleted and replaced with the following two sentences:

“The Benefit Allowance shall be paid on a monthly basis. The cost of providing the unavailable benefit to a similarly situated employee will be determined by Rural/Metro in the exercise of its discretion.”

c.	To reflect the previous agreement of the parties to conform the Original Agreement to the Management Incentive Plan as adopted effective July 1, 2007, the first row of the chart in the second paragraph of Section 2 of the Original Agreement is hereby deleted.

d.	The following language is hereby added to the end of Section 9.A of the Original Agreement:

“Notwithstanding anything herein to the contrary, exclusion of Executive from receiving awards or otherwise participating in the 2008 Incentive Stock Plan will not constitute Good Reason or otherwise create a breach of this Agreement (including in particular this Section 9.A) by Rural/Metro.”

3.	Miscellaneous. Except as set forth in this Amendment, the Original Agreement remains in full force and effect. Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Original Agreement. The terms and conditions of this Amendment shall prevail in the event of inconsistency between this Amendment and the Original Agreement, if any.

IN WITNESS WHEREOF, Rural/Metro and Executive have executed this Amendment.

EXECUTIVE	RURAL/METRO CORPORATION

/s/ Jack E. Brucker	By:	/s/ Conrad A. Conrad
Jack E. Brucker	Conrad A. Conrad
Chief Executive Officer and President	Member, Compensation Committee

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